Filed Pursuant to Rule 433

Free Writing Prospectus dated February 26, 2024

Relating to Preliminary Prospectus Supplement dated February 26, 2024

Prospectus dated October 22, 2021

Registration No. 333-260437

Honeywell International Inc.

Pricing Term Sheet

3.375% Senior Notes due 2030

Issuer:	Honeywell International Inc.

Trade Date:	February 26, 2024

Original Issue/Settlement Date:	March 1, 2024 (T+4)

Security Type:	Senior Unsecured

Offering Format:	SEC Registered

Principal Amount:	€750,000,000

Coupon:	3.375%

Stated Maturity Date:	March 1, 2030

Issue Price:	99.376%

Yield to Maturity:	3.492%

Benchmark Bund:	DBR 0.000% due February 15, 2030

Benchmark Bund Price and Yield:	86.895%; 2.383%

Spread to Benchmark Bund:	+110.9 bps

Mid-Swap Yield:	2.792%

Spread to Mid-Swap Yield:	+70 bps

Interest Payment Dates:	March 1 of each year, commencing March 1, 2025

Optional Redemption Provisions:

Make-Whole Call:	Prior to January 1, 2030, make-whole call at Bunds plus 20 bps plus accrued and unpaid interest to the redemption date

Par Call:	On or after January 1, 2030, at par plus accrued and unpaid interest to the redemption date

Proceeds (after underwriting discount and before expenses) to Issuer:	€742,882,500 (99.051% of principal amount)

CUSIP/ISIN/Common Code:	438516 CV6 / XS2776889995 / 277688999

Legal Entity Identifier (LEI) Code:	ISRPG12PN4EIEOEMW547

Expected Ratings (Moody’s / S&P / Fitch):*	A2/A/A

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count Convention:	Actual / Actual (ICMA)

Listing:	Application will be made to list the notes on the Nasdaq Bond Exchange

Stabilization:	Stabilization/FCA

Target Market:	MiFID II and/or the UK MiFIR Product Governance Rules professionals/ECPs-only / No PRIIPs KID and/or UK PRIIPs KID – Manufacturer target market (MIFID II product governance and/or the UK MiFIR Product Governance Rules) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs and/or UK PRIIPs key information document (KID) has been prepared as not available to retail investors in the European Economic Area or the United Kingdom

Concurrent Offering:	Substantially concurrently with this offering, the Issuer launched an offer of U.S. dollar-denominated notes (the “concurrent offering”). The concurrent offering is being made by means of a separate prospectus supplement and not by means of the prospectus supplement to which this pricing term sheet relates. This communication is not an offer of any securities of the Issuer other than the notes to which this pricing term sheet relates. The concurrent offering may not be completed, and the completion of the concurrent offering is not a condition to the completion of the offering of the notes to which this pricing term sheet relates or vice versa

Joint Book-Running Managers:	BNP Paribas Deutsche Bank AG, London Branch J.P. Morgan Securities plc Merrill Lynch International UniCredit Bank GmbH

Senior Co-Managers:	Citigroup Global Markets Limited Goldman Sachs & Co. LLC Mizuho International plc Morgan Stanley & Co. International plc SMBC Nikko Capital Markets Limited Wells Fargo Securities International Limited

Co-Managers:

Academy Securities, Inc.

Banco Bilbao Vizcaya Argentaria, S.A.

Banco Santander, S.A.

Barclays Bank PLC
Crédit Agricole Corporate and Investment Bank
HSBC Bank plc
ICBC Standard Bank Plc
NatWest Markets Plc

RBC Europe Limited Scotiabank (Ireland) Designated Activity Company Société Générale Standard Chartered Bank The Toronto-Dominion Bank U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and the accompanying prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the accompanying prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by calling BNP Paribas at +1 (800) 854-5674 (toll free), Deutsche Bank AG, London Branch at +1 (800) 503-4611 (toll free), J.P. Morgan Securities plc at +44-207-134-2468, Merrill Lynch International at +1 (800) 294-1322 (toll free) or UniCredit Bank GmbH at +49-89-378-15921.

We expect that delivery of the notes will be made to investors on or about March 1, 2024, which will be the fourth business day following the date of this pricing term sheet (such settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than two business days prior to their date of delivery will be required, by virtue of the fact that the notes initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

Honeywell International Inc.

Pricing Term Sheet

3.750% Senior Notes due 2036

Issuer:	Honeywell International Inc.

Trade Date:	February 26, 2024

Original Issue/Settlement Date:	March 1, 2024 (T+4)

Security Type:	Senior Unsecured

Offering Format:	SEC Registered

Principal Amount:	€750,000,000

Coupon:	3.750%

Stated Maturity Date:	March 1, 2036

Issue Price:	99.138%

Yield to Maturity:	3.841%

Benchmark Bund:	DBR 0.000% due May 15, 2035

Benchmark Bund Price and Yield:	76.050%; 2.472%

Spread to Benchmark Bund:	+136.9 bps

Mid-Swap Yield:	2.791%

Spread to Mid-Swap Yield:	+105 bps

Interest Payment Dates:	March 1 of each year, commencing March 1, 2025

Optional Redemption Provisions:

Make-Whole Call:	Prior to December 1, 2035, make-whole call at Bunds plus 25 bps plus accrued and unpaid interest to the redemption date

Par Call:	On or after December 1, 2035, at par plus accrued and unpaid interest to the redemption date

Proceeds (after underwriting discount and before expenses) to Issuer:	€740,160,000 (98.688% of principal amount)

CUSIP/ISIN/Common Code:	438516 CW4 / XS2776890068 / 277689006

Legal Entity Identifier (LEI) Code:	ISRPG12PN4EIEOEMW547

Expected Ratings (Moody’s / S&P / Fitch):*	A2/A/A

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count Convention:	Actual / Actual (ICMA)

Listing:	Application will be made to list the notes on the Nasdaq Bond Exchange

Stabilization:	Stabilization/FCA

Target Market:	MiFID II and/or the UK MiFIR Product Governance Rules professionals/ECPs-only / No PRIIPs KID and/or UK PRIIPs KID – Manufacturer target market (MIFID II product governance and/or the UK MiFIR Product Governance Rules) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs and/or UK PRIIPs key information document (KID) has been prepared as not available to retail investors in the European Economic Area or the United Kingdom

Concurrent Offering:	Substantially concurrently with this offering, the Issuer launched an offer of U.S. dollar-denominated notes (the “concurrent offering”). The concurrent offering is being made by means of a separate prospectus supplement and not by means of the prospectus supplement to which this pricing term sheet relates. This communication is not an offer of any securities of the Issuer other than the notes to which this pricing term sheet relates. The concurrent offering may not be completed, and the completion of the concurrent offering is not a condition to the completion of the offering of the notes to which this pricing term sheet relates or vice versa

Joint Book-Running Managers:	BNP Paribas Deutsche Bank AG, London Branch J.P. Morgan Securities plc Merrill Lynch International UniCredit Bank GmbH

Senior Co-Managers:	Citigroup Global Markets Limited Goldman Sachs & Co. LLC Mizuho International plc Morgan Stanley & Co. International plc SMBC Nikko Capital Markets Limited Wells Fargo Securities International Limited
Co-Managers:

Academy Securities, Inc.

Banco Bilbao Vizcaya Argentaria, S.A.

Banco Santander, S.A.

Barclays Bank PLC
Crédit Agricole Corporate and Investment Bank
HSBC Bank plc
ICBC Standard Bank Plc
NatWest Markets Plc

RBC Europe Limited Scotiabank (Ireland) Designated Activity Company Société Générale Standard Chartered Bank The Toronto-Dominion Bank U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus and the accompanying prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the accompanying prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by calling BNP Paribas at +1 (800) 854-5674 (toll free), Deutsche Bank AG, London Branch at +1 (800) 503-4611 (toll free), J.P. Morgan Securities plc at +44-207-134-2468, Merrill Lynch International at +1 (800) 294-1322 (toll free) or UniCredit Bank GmbH at +49-89-378-15921.

We expect that delivery of the notes will be made to investors on or about March 1, 2024, which will be the fourth business day following the date of this pricing term sheet (such settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than two business days prior to their date of delivery will be required, by virtue of the fact that the notes initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.